Exhibit 99.1
Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045 Telephone 847.735.4700 Facsimile 847.735.4750 www.brunswick.com

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK REPORTS FOURTH QUARTER RESULTS
2010 OUTLOOK: IMPROVING REVENUE AND REDUCED LOSSES,
COMBINED WITH CONTINUED STRONG LIQUIDITY

LAKE FOREST, Ill., Jan. 28, 2010 -- Brunswick Corporation (NYSE: BC) today reported results for the fourth quarter of 2009:
•	Total net sales of $657.3 million were down 22 percent versus 2008.
•
A net loss of $124.0 million, or $1.40 per diluted share, which includes $0.78 per diluted share of impairment and restructuring charges, and $1.20 per diluted share of benefits from special tax items.

•	Cash totaled $526.6 million, up from 2008 year-end balance of $317.5 million.
•
Pipeline reduction and inventory management strategies implemented throughout the year led to significantly lower dealer inventory levels and company cash flow benefits, while having a negative impact on revenue and earnings.

“During the fourth quarter we continued to successfully execute against our key strategic objectives, which has allowed us not only to remain stable during the worst marine market in decades, but also to position ourselves to take advantage of market opportunities as they evolve,” said Brunswick’s Chairman and Chief Executive Officer Dustan E. McCoy.  “We exited 2009 with $527 million in cash, a stronger dealer network with low inventories, and a leaner company with a significantly reduced cost structure.
 “The factors that negatively affected our revenues and earnings in the fourth quarter of 2009, compared to the previous year, included: lower overall unit sales levels across the company; higher discounts to facilitate retail boat sales, particularly of older boat models; and a reversal of variable compensation and defined contribution retirement accruals that benefited the fourth quarter of 2008. During the quarter, we also experienced reduced fixed-cost absorption and higher pension and interest expense, as well as higher impairment and restructuring charges. Partially offsetting these factors were cost savings generated from our successful and ongoing fixed-cost reduction activities, and a special tax benefit recorded in the fourth quarter of 2009,” McCoy said.

Fourth Quarter Results
For the fourth quarter of 2009, the company reported net sales of $657.3 million, down from $837.7 million a year earlier.  For the quarter, the company reported an operating loss of $188.2 million, which included $68.6 million of impairment and restructuring charges.  In the fourth quarter of 2008, the company had an operating loss of $38.4 million, which included an $81.2 million benefit from the reversal of variable compensation and defined contribution retirement accruals, affecting all of the company’s segments, and $48.9 million of impairment and restructuring charges.
For the fourth quarter of 2009, Brunswick reported a net loss of $124.0 million, or $1.40 per diluted share, as compared with a net loss of $66.3 million, or $0.75 per diluted share, for the fourth quarter of 2008.  The diluted loss per share for the fourth quarter of 2009 included impairment and restructuring charges of $0.78 per diluted share, and a $1.20 per diluted share benefit from special tax items.  Diluted loss per share for the fourth quarter of 2008 included $0.34 per diluted share of impairment and restructuring charges, and $0.59 per diluted share of non-cash charges for special tax items.

2009 Full-Year Results
For the year ended Dec. 31, 2009, the company reported net sales of $2,776.1 million, down from $4,708.7 million a year earlier, and an operating loss of $570.5 million, which included $172.5 million of impairment and restructuring charges.  In 2008, the company had an operating loss of $611.6 million, which included $688.4 million of impairment and restructuring charges.
For 2009, the company reported a net loss of $586.2 million, or $6.63 per diluted share, as compared with a net loss of $788.1 million, or $8.93 per diluted share, for 2008.  The diluted loss per share for 2009 included impairment and restructuring charges of $1.95 per diluted share, and a $1.09 per diluted share benefit from special tax items.  Diluted loss per share for 2008 included $5.68 per diluted share of impairment and restructuring charges, $3.90 per diluted share of non-cash charges for special tax items, and $0.11 per diluted share gain on investment sales.

Review of Cash Flow and Balance Sheet
During the quarter, the company completed open market purchases of approximately $85 million of its outstanding 11.75 percent notes due 2013. Combined with previous period purchases, the company reduced the amount of its 2013 notes outstanding to approximately $153 million, representing the only significant long-term debt maturity from 2010 to 2015.
Cash and cash equivalents were $527 million at the end of the fourth quarter, up $209 million from year-end 2008 levels. The company’s increased cash position resulted primarily from a change in certain current assets and current liabilities and net tax refunds, partially offset by net losses experienced during the year. The change in certain current assets and current liabilities was largely the result of reductions of the company’s inventory and accounts and notes receivable, partially offset by lower accrued expenses and decreased accounts payable.
Net debt (defined as total debt, less cash and cash equivalents) was $324 million, down $90 million from year-end 2008 levels. The company’s total liquidity (defined as cash and cash equivalents, plus amounts available under its asset-backed lending facilities) totaled $615 million, up $96 million from year-end 2008 levels.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine service, parts and accessories businesses, reported net sales of $302.4 million in the fourth quarter of 2009, down 11 percent from $340.2 million in the year-ago fourth quarter.  International sales, which represented 51 percent of total segment sales in the quarter, declined by 3 percent. For the quarter, the Marine Engine segment reported an operating loss of $59.4 million, including restructuring charges of $8.2 million.  This compares with an operating loss of $12.9 million in the year-ago quarter, which benefited from a $0.8 million gain related to restructuring activities.
Sales were lower across all Marine Engine operations, with sterndrive engines experiencing a greater sales decline than outboard engines.  Sales from the segment’s domestic marine service, parts and accessories businesses, which represented 22 percent of total segment sales in the quarter, were down mid-single digits, as boat usage and the purchase of parts and accessories remained relatively stable.
           Mercury’s manufacturing facilities began to ramp up production during the quarter in response to customer inventory requirements.  Lower sales, higher pension expense and restructuring charges as well as a reversal of variable compensation and defined contribution retirement accruals that benefited the fourth quarter of 2008 had an adverse effect on operating earnings comparisons, which were partially offset by Mercury Marine’s expense reductions.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group and includes 17 boat brands.  The Boat segment reported net sales of $153.4 million for the fourth quarter of 2009, down 38 percent compared with $248.0 million in the fourth quarter of 2008.  International sales, which represented 40 percent of total segment sales in the quarter, decreased by 51 percent during the period.  For the fourth quarter of 2009, the Boat segment reported an operating loss of $131.6 million, including impairment and restructuring charges of $58.3 million.  This compares with an operating loss of $59.4 million, including impairment and restructuring charges of $39.4 million, in the fourth quarter of 2008.
Boat manufacturing facilities also began to ramp up production during the quarter to address inventory requirements of their dealers, although production levels remained below the prior year quarter. Lower sales, reduced fixed-cost absorption on lower production volumes, higher discounts to support retail sales by dealers, higher impairment and restructuring charges, as well as a reversal of variable compensation and defined contribution retirement accruals that benefited the fourth quarter of 2008, had an adverse effect on operating earnings comparisons, which were partially offset by the Boat Group’s expense reductions.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the fourth quarter of 2009 totaled $146.4 million, down 15 percent from $171.8 million in the year-ago quarter.  International sales, which represented 52 percent of total segment sales in the quarter, declined by 10 percent.   For the quarter, the Fitness segment reported operating earnings of $20.5 million, including $0.5 million of restructuring charges.  This compares with operating earnings of $25.6 million, including restructuring charges of $1.2 million, in the fourth quarter of 2008.
Commercial equipment sales, which account for the largest percentage of Fitness segment sales, declined in the quarter as gym and fitness club operators remained cautious about ordering equipment.  Sales of consumer exercise equipment were also down during the quarter.  Lower operating earnings in the fourth quarter of 2009, when compared with 2008, reflect the unfavorable effect of lower sales and a reversal of variable compensation and defined contribution retirement accruals that benefited the fourth quarter of 2008, partially offset by actions taken by Life Fitness to reduce expenses, including improvements in material costs.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the fourth quarter of 2009 totaled $82.2 million, down 27 percent compared with $113.2 million in the year-ago quarter.  For the quarter, the segment reported operating earnings of $2.2 million, including restructuring charges of $0.5 million.  This compares with operating earnings of $16.6 million, including impairment and restructuring charges of $3.8 million in the fourth quarter of 2008.
For the quarter, retail bowling equivalent-center sales declined by a mid-single-digit percentage.  The bowling products and the billiards businesses experienced greater sales declines, as bowling center operators and retail billiards customers remained cautious about purchases.  Lower operating earnings in the fourth quarter of 2009, when compared with 2008, reflect the unfavorable effect of the reduced sales, higher pension expenses and a reversal of variable compensation and defined contribution retirement accruals that benefited the fourth quarter of 2008, partially offset by Bowling & Billiards’ cost reduction activities.

Outlook
See Brunswick’s Web Site for Supplemental Chart:
http://www.brunswick.com/investors/investorinformation/events.php
“We remain committed to the strategic focus that has ensured our financial health and uniquely positioned us compared to most of our competitors in the marine, fitness and bowling and billiards segments,” McCoy said. “We will continue to focus on maintaining strong liquidity at our current net debt levels, taking all reasonable actions to strengthen our dealer network, and doing the work necessary to come out of this downturn stronger than when we began the period.
“Although our plans reflect a modest reduction in retail marine demand, our boat facilities will gradually increase wholesale shipments throughout the year because dealer inventories are at historically low levels. The increase in wholesale boat shipments will require us to raise production rates throughout the year.  Additionally, although over-supply conditions still exist in the overall marine market, we believe that based on our 2009 achievements in lowering our dealer pipeline, the amount of discounts will be lower in 2010 as compared to 2009.
“The factors affecting our Boat segment should also lead to revenue growth in our engine business, but the anticipated sales improvement will be less due to the mix of businesses within the Marine Engine segment. Specifically, Mercury’s parts and accessories business and its international operations, which together currently account for roughly 72 percent of the segment’s revenues, are expected to grow at substantially lower rates than Brunswick’s Boat segment.
“As a result of the favorable fundamentals affecting our marine segments, our plan reflects improved revenue and significantly reduced operating losses in 2010.  Additionally, our plan reflects that our Fitness and Bowling & Billiards segments will experience modest growth in both revenue and operating earnings.  Contributing to the decline in operating losses for the company are lower impairment and restructuring costs and pension expense.  Partially offsetting the improvement in operating losses will be slightly higher interest expense during 2010.
“Our extraordinary performance against our strategic goals in this recession has positioned Brunswick to transition from a focus on liquidity, to a focus on continuous improvement in financial results and strength relative to the competition in all of our business segments.
“So while the economy and markets in which our businesses operate may remain challenging for the foreseeable future, this transition requires that in 2010 and beyond, as the world’s economies improve, we remain disciplined to: generate positive cash flow, perform better than the market in each of our business segments, and grow earnings faster than we grow sales,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CST, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.
The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
Security analysts and investors wishing to participate via telephone should call (866) 831-6224 (passcode: Brunswick Q4).  Callers outside North America should call (617) 213-8853 (passcode: Brunswick Q4) to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CST Thursday, Feb. 4, 2010, by calling (888) 286-8010 or (617) 801-6888 (passcode: 87644274).  The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.  These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of the amount of disposable income available to consumers for discretionary purchases, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the ability to successfully complete the disposition of non-core assets; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2008 and Quarterly Report on Form 10-Q for the quarter ended Oct. 3, 2009.   Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Lowe, Lund, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables.  For more information, visit http://www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)
	Three Months Ended
	Dec. 31,	Dec. 31,
	2009	2008	% Change

Net sales	$657.3	$837.7	-22%
Cost of sales	582.5	719.8	-19%
Selling, general and administrative expense	170.6	82.3	NM
Research and development expense	23.8	25.1	-5%
Restructuring, exit and impairment charges	68.6	48.9	40%
Operating loss	(188.2)	(38.4)	NM
Equity loss	(4.6)	(3.6)	-28%
Other expense, net	(1.2)	(4.2)	71%
Loss before interest, loss on early extinguishment of debt and income taxes	(194.0)	(46.2)	NM
Interest expense	(25.9)	(18.6)	-39%
Interest income	1.0	1.3	-23%
Loss on early extinguishment of debt	(13.1)	-	NM
Loss before income taxes	(232.0)	(63.5)	NM
Income tax provision (benefit)	(108.0)	2.8
Net loss	$(124.0)	$(66.3)	-87%

Loss per common share:
Basic	$(1.40)	$(0.75)
Diluted	$(1.40)	$(0.75)

Weighted average shares used for computation of:
Basic loss per common share	88.5	88.3
Diluted loss per common share	88.5	88.3

Effective tax rate	46.6%	-4.4%

Supplemental Information
Diluted net loss	$(1.40)	$(0.75)
Restructuring, exit and impairment charges (1)	0.78	0.34
Special tax items	(1.20)	0.59
Diluted net loss, as adjusted	$(1.82)	$0.18

(1) The 2009 Restructuring, exit and impairment charges assume no tax benefit, while the 2008 Restructuring, exit and impairment charges include a tax benefit.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2009	2008	% Change
	(unaudited)

Net sales	$2,776.1	$4,708.7	-41%
Cost of sales	2,460.5	3,841.3	-36%
Selling, general and administrative expense	625.1	668.4	-6%
Research and development expense	88.5	122.2	-28%
Goodwill impairment charges	-	377.2	NM
Trade name impairment charges	-	133.9	NM
Restructuring, exit and impairment charges	172.5	177.3	-3%
Operating loss	(570.5)	(611.6)	7%
Equity earnings (loss)	(15.7)	6.5	NM
Investment sale gains	-	23.0	NM
Other expense, net	(2.5)	(2.6)	4%
Loss before interest, loss on early extinguishment of debt and income taxes	(588.7)	(584.7)	-1%
Interest expense	(86.1)	(54.2)	-59%
Interest income	3.2	6.7	-52%
Loss on early extinguishment of debt	(13.1)	-	NM
Loss before income taxes	(684.7)	(632.2)	-8%
Income tax provision (benefit)	(98.5)	155.9
Net loss	$(586.2)	$(788.1)	26%

Loss per common share:
Basic	$(6.63)	$(8.93)
Diluted	$(6.63)	$(8.93)

Weighted average shares used for computation of:
Basic loss per common share	88.4	88.3
Diluted loss per common share	88.4	88.3

Effective tax rate	14.4%	-24.7%

Supplemental Information
Diluted net loss	$(6.63)	$(8.93)
Restructuring, exit and impairment charges (1)	1.95	1.25
Goodwill Impairment	-	3.40
Trade Name Impairment	-	1.03
Investment sale gain, net of tax	-	(0.11)
Special tax items	(1.09)	3.90
Diluted net earnings (loss), as adjusted	$(5.77)	$0.54

(1) The 2009 Restructuring, exit and impairment charges assume no tax benefit, while the 2008 Restructuring, exit and impairment charges include a tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information (1)

	Three Months Ended
		Net Sales		Operating Earnings (Loss) (2)			Operating Margin
	Dec. 31,	Dec. 31,	%	Dec. 31,	Dec. 31,	%	Dec. 31,	Dec. 31,
	2009	2008	Change	2009	2008	Change	2009	2008

Marine Engine	$302.4	$340.2	-11%	$(59.4)	$(12.9)	NM	-19.6%	-3.8%
Boat	153.4	248.0	-38%	(131.6)	(59.4)	NM	-85.8%	-24.0%
Marine eliminations	(27.1)	(35.4)		-	-
Total Marine	428.7	552.8	-22%	(191.0)	(72.3)	NM	-44.6%	-13.1%

Fitness	146.4	171.8	-15%	20.5	25.6	-20%	14.0%	14.9%
Bowling & Billiards	82.2	113.2	-27%	2.2	16.6	-87%	2.7%	14.7%
Eliminations	-	(0.1)		-	-
Corp/Other	-	-		(19.9)	(8.3)	NM
Total	$657.3	$837.7	-22%	$(188.2)	$(38.4)	NM	-28.6%	-4.6%

	Twelve Months Ended
		Net Sales		Operating Earnings (Loss) (3)			Operating Margin
	Dec. 31,	Dec. 31,	%	Dec. 31,	Dec. 31,	%	Dec. 31,	Dec. 31,
	2009	2008	Change	2009	2008	Change	2009	2008

Marine Engine	$1,425.0	$2,207.6	-35%	$(131.2)	$69.9	NM	-9.2%	3.2%
Boat	615.7	1,719.5	-64%	(398.5)	(655.3)	39%	-64.7%	-38.1%
Marine eliminations	(98.3)	(306.0)		-	-
Total Marine	1,942.4	3,621.1	-46%	(529.7)	(585.4)	10%	-27.3%	-16.2%

Fitness	496.8	639.5	-22%	33.5	52.2	-36%	6.7%	8.2%
Bowling & Billiards	337.0	448.3	-25%	3.1	(12.7)	NM	0.9%	-2.8%
Eliminations	(0.1)	(0.2)		-	-
Corp/Other	-	-		(77.4)	(65.7)	-18%
Total	$2,776.1	$4,708.7	-41%	$(570.5)	$(611.6)	7%	-20.6%	-13.0%

(1)
During the first quarter of 2009, the company realigned the management of its marine service, parts and accessories businesses. The Boat segment's parts and accessories businesses of Attwood, Land 'N' Sea, Benrock, Kellogg Marine and Diversified Marine Products are now being managed by the Marine Engine segment's service and parts business leaders. As a result, the parts and accessories businesses operating results previously reported in the Boat segment are now being reported in the Marine Engine segment. Segment results have been restated for all periods presented to reflect the change in Brunswick’s reported segments.

(2)
Operating earnings (loss) in the fourth quarter of 2009 includes $68.6 million of pretax restructuring, exit and impairment charges. The $68.6 million charge consists of $8.2 million in the Marine Engine segment, $58.3 million in the Boat segment, $0.5 million in the Fitness segment, $0.5 million in the Bowling & Billiards segment and $1.1 million in Corp/Other. Operating earnings (loss) in the fourth quarter of 2008 includes $48.9 million of pretax restructuring, exit and impairment charges. The $48.9 million charge consists of $(0.8) million in the Marine Engine segment, $39.4 million in the Boat segment, $1.2 million in the Fitness segment, $3.8 million in the Bowling & Billiards segment and $5.3 million in Corp/Other.

(3)
Operating earnings (loss) in 2009 includes $172.5 million of pretax restructuring, exit and impairment charges. The $172.5 million consists of $48.3 million in the Marine Engine segment, $107.8 million in the Boat segment, $2.1 million in the Fitness segment, $5.3 million in the Bowling & Billiards segment and $9.0 million in Corp/Other. Operating earnings (loss) in 2008 includes $688.4 million of restructuring, exit and impairment charges. The $688.4 million consists of $36.9 million in the Marine Engine segment, $582.4 million in the Boat segment, $3.3 million in the Fitness segment, $44.6 million in the Bowling & Billiards segment and $21.2 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	December 31,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$526.6	$317.5
Accounts and notes receivables, net	332.4	444.8
Inventories
Finished goods	234.4	457.7
Work-in-process	174.3	248.2
Raw materials	76.2	105.8
Net inventories	484.9	811.7
Deferred income taxes	79.3	103.2
Prepaid expenses and other	35.5	59.7
Current assets	1,458.7	1,736.9

Net property	724.3	917.6

Other assets
Goodwill, net	292.5	290.9
Other intangibles, net	75.6	86.6
Investments	56.7	75.4
Other long-term assets	101.6	116.5
Other assets	526.4	569.4

Total assets	$2,709.4	$3,223.9

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$11.5	$3.2
Accounts payable	261.2	301.3
Accrued expenses	633.9	696.7
Current liabilities	906.6	1,001.2

Long-term debt	839.4	728.5
Other long-term liabilities	753.1	764.3
Shareholders' equity	210.3	729.8

Total liabilities and shareholders' equity	$2,709.4	$3,223.8

Supplemental Information
Debt-to-capitalization rate	80.2%	50.1%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Twelve Months Ended

	December 31,	December 31,
	2009	2008

Cash flows from operating activities
Net loss	$(586.2)	$(788.1)
Depreciation and amortization	157.3	177.2
Pension expense, net of funding	74.6	11.3
Provision for doubtful accounts	49.7	32.3
Deferred income taxes	(96.0)	236.2
Goodwill, trade name, and other long-lived asset impairment charges	63.0	564.3
Equity in earnings of unconsolidated affiliates, net of dividends	16.0	1.3
Loss on early extinguishment of debt	13.1	-
Changes in certain current assets and current liabilities	400.8	(132.3)
Income taxes	88.0	(72.5)
Repurchase of accounts receivable	(84.2)	-
Other, net	29.4	(41.8)
Net cash provided by (used for) operating activities	125.5	(12.1)

Cash flows from investing activities
Capital expenditures	(33.3)	(102.0)
Investments	6.2	20.0
Proceeds from investment sales	-	45.5
Proceeds from sale of property, plant and equipment	13.0	28.3
Other, net	1.8	17.2
Net cash provided by (used for) investing activities	(12.3)	9.0

Cash flows from financing activities
Net proceeds (issuances) of short-term debt	7.7	(7.4)
Proceeds from asset-based lending facility	81.1	-
Payments of asset-based lending facility	(81.1)	-
Net proceeds from issuance of long-term debt	353.7	252.0
Payments of long-term debt including current maturities	(247.9)	(251.0)
Payments of tender premium on debt	(13.2)	-
Cash dividends paid	(4.4)	(4.4)
Net cash provided by (used for) financing activities	95.9	(10.8)

Net increase (decrease) in cash and cash equivalents	209.1	(13.9)
Cash and cash equivalents at beginning of period	317.5	331.4
Cash and cash equivalents at end of period	$526.6	$317.5

Free Cash Flow
Net cash provided by (used for) operating activities	$125.5	$(12.1)

Net cash provided by (used for):
Capital expenditures	(33.3)	(102.0)
Proceeds from investment sales	-	45.5
Proceeds from sale of property, plant and equipment	13.0	28.3
Other, net	1.8	17.2
Total free cash flow	$107.0	$(23.1)